EXHIBIT 6

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital since the filing of the Schedule 13D/A on 12/15/25.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
12/15/2025	Buy	79,446	6.30
12/16/2025	Buy	41,429	6.30